Exhibit 10.11


                              EMPLOYMENT AGREEMENT
                           Signed on January 10, 2007

                                     BETWEEN


NATAN BLAU, ("Natan")

                                       AND

LIMCO AIREPAIR INC., a company organized and existing under the laws of OK, of 5304 South Lawton Avenue, Tulsa Oklahoma 74107, USA. (THE "COMPANY")

WHEREAS -

(a) As of Nov 27th, 2006 Natan is acting as the General Manager of the Company; and

(b) The Company and Natan ("THE PARTIES") wish to establish the terms of Natan employment by the Company;

NOW THEREFORE in consideration of the mutual covenants set out herein, the Parties agree as follows:

1. THE OFFICE - Natan shall serve as a President of the Company and shall report and be subject to the instructions of CEO of the Company.

2. BASE SALARY - Effective Nov 27th, 2006 Natan's gross salary is $120,000 per year. The salary will be adjusted once a year (commencing Jan 1st 2008) according to the United States Consumer Price Index (CPI), but not less than 3% subject to annual profits will be over $500K (before tax and excluding capital gains for the previous year) according to the annual audited financial statements of the Company.

3.

     a) YEARLY BONUS - following the end of every full year of employment by the Company (starting 2007) Natan will be entitled to a yearly bonus of 1.00% of the net profit from operation (excluding profit).

     b) On 1/1/08 the percentage of the bonus will be changed to 1.5% per year.

     c)   Maximum  yearly bonus will not exceed  $60,000  (sixty  thousands  per year).

     d) Net profit means net profit from operation of the Company (from Limco Plant) excluding profit from subsidiaries and/or other connected companies and excluding gains from capital profits.

4. EXPENSES REIMBURSEMENT - The Company shall reimburse Natan for all expenses required in the performance of his duties under this agreement, including car, traveling expenses inside and outside the USA. (This includes 3 to 4 times a year air tickets for visiting the parent company in Israel).

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5.   MOVING EXPENSE - The Company will pay one time $2000, 30 days after arrival for all relocation cost and one time $2000 at termination for moving back to Israel, if the contract will be terminated after more than a year.

6.

     a) ADDITIONAL BENEFITS - All company benefits not including bonuses as per para 3 above as paid to other managers of the Company (excluding the CEO).

     b)

          1) Natan will be entitled to a yearly vacation of 22 working days, medical insurance, 401K fund and other social benefits as customary by the Company.

          2) Natan will be entitled to accrue vacation for maximum of 100 hours

     c) Natan will be considered a senior employee for the purpose of IPO of the Company subject to being employed by the Company at least 12 months. Any benefit related to the IPO will be prorated to years of seniority and management level.

7. TAXES - Salary, bonus and benefits are taxable and are gross amounts. Any tax will be born by Natan.

8. TERMINATION - Each Party may terminate this Agreement without cause, with 90 days advance written notice ("THE ADVANCE NOTICE PERIOD") to the other Party. The Company, at its sole discretion, may terminate the employment of Natan prior to the end of the Advance Notice Period, but will have to pay Natan all his salary and other benefits for the entire Advance Notice Period.

     Notwithstanding the above the Company may terminate this Agreement at any time with an immediate effect provided it is "for cause" and without any obligation of the Company to bear or to pay any amount for the period after such a termination.

     "TERMINATION FOR CAUSE" includes conviction in a criminal offence with degradation or if Natan acted in disloyal manner vis a vis the Company, disobedience to the instructions of the C.E.O and/or Board of Directors, or makes a substantial breach of this agreement.

9. INDEMNIFICATION _ The Company's officers are indemnified by the Company with regards to normal business activities, to include third party actions provided it is not a claim "for cause" by Natan (as defined above). In addition, and for clarification, legal defense against any actions by third parties with regards to Natan employment with the Company will be provided to him by the Company and any costs arising from such action, other than those for cause, will be the responsibility of the Company.

10. SECRECY, CONFIDENTIALLY AND NON COMPETE. During the Agreement term and afterwards, Natan shall keep and treat this Agreement any other information deriving from his employment or connecting with the Company operations as confidential information.

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                                       3


     During the term of employment and for a period of twelve months after termination for any reason, Natan shall not - within any jurisdiction in which the Company is transacting business or has authorized others to do business - directly or indirectly own, manage, operate, control, be employed by, provide consulting services to or for, or participate in the ownership, management, operation or control of, any manner with, any business of the type and character engaged in or competitive with that have been conducted by the Company including the manufacturing, sale and/or overhaul of aircraft ducts and heat exchangers and their components and other business engaged in by the Company at the time during the term of employment.

     If this Agreement is terminated for any reason Natan agrees not to disclose or use any information of the Company that is not available to the public, not to hire, employ or offer directly or indirectly, to any employee of the Company an alternative employment opportunity.

11. NOTICES - Any notice under the Agreement shall be in writing and shall be effective when actually delivered in person or three days after being mailed to the party at the address stated in the Agreement or such other address as either party may designate by written notice.

12. ENTIRE AND BINDING AGREEMENT. The Agreement contains the full understanding and agreement between and among the Parties regarding Natan's employment and the termination and supersedes any prior understandings and agreements. The Agreement and any subsequent amendments or attachments formally executed shall be binding upon the heirs, executors, administrators, successors and assignees of the parties hereto.

13. GOOD FAITH AND COOPERATION. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation and honesty in fact in the performance of all obligations pursuant to the Agreement. All promises and covenants are mutual and dependent.

14. SAVING CLAUSE. If any provision of the Agreement, or the application of such provision shall be held invalid, the remainder of the Agreement or the application of such provision shall not be affected thereby.

IN WITNESS WHEREOF, the Parties have agreed and are duly authorized to execute this Agreement the day and year first herein above written.




For and on behalf of

/s/ Shaul Menachem                                     /s/ Natan Blau
________________________                               ___________________
Limco Airepair Inc.                                    Natan Blau

By: _Shaul Menachem

Title: ___CEO__________

Date: 1/10/07